Exhibit 1.1

April 5, 2013

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

615 Burlington Avenue

Delanco, NJ 08075

Attention:	Mr. James E. Igo
Chairman, President & Chief Executive Officer

Ladies and Gentlemen:

This letter confirms the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) to act as the financial advisor to Delanco Mutual Holding Company (the “MHC”), Delanco Bancorp, Inc. (the “Bancshares”), and Delanco Federal Savings Bank (the “Bank”) in connection with the proposed conversion and reorganization from the mutual holding company form of organization to a stock holding company form of organization pursuant to a Plan of Conversion and Reorganization to be adopted by the MHC, the Bancshares, and the Bank (the “Reorganization”). In order to effect the Reorganization, it is contemplated that the MHC will merge into the Bancshares and the Bancshares will merge into a new stock holding company (the “Holding Company”) and that the Holding Company will offer and sell shares of its common stock (the “Common Stock”) to eligible persons in a Subscription Offering, with any remaining shares offered to the general public in a Community Offering and if necessary, through a syndicate of broker-dealers organized by KBW (a “Syndicated Community Offering”) (the Subscription Offering, the direct Community Offering and any Syndicated Community Offering are collectively referred to herein as the “Offerings”). In addition, KBW will act as Conversion Agent in connection with the Offerings pursuant to the terms of a separate agreement between the MHC, the Bancshares, the Bank and KBW. The MHC, the Bancshares, the Bank and the Holding Company are collectively referred to herein as the “Company”. This letter sets forth the terms and conditions of our engagement as financial advisor to the Company.

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019

212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

April 5, 2013

1.	Advisory/Offering Services

As the Company’s financial advisor, KBW will provide financial advice to the Company and will assist the Company’s management, legal counsel, accountants and other advisors in connection with the Conversion and related issues. We anticipate our services will include the following, each as may be necessary and as the Company may reasonably request:

1.	Providing advice on the financial and securities market implications of the Plan of Conversion and Reorganization and any related corporate documents, including the Company’s Business Plan;

2.	Assisting in structuring the Offerings, including developing and assisting in implementing a marketing strategy for the Offerings;

3.	Reviewing all offering documents, including the Prospectus, stock order forms, letters, brochures and other related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.	Assisting the Company in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

5.	Assisting the Company in analyzing proposals from outside vendors retained in connection with the Offerings, including printers, transfer agents and appraisal firms;

6.	Assisting the Company in the drafting and distribution of press releases as required or appropriate in connection with the Offerings;

7.	Meeting with the Board of Directors and/or management of the Company to discuss any of the above services; and

8.	Providing such other financial advisory and investment banking services m connection with the Offerings as may be agreed upon by KBW and the Company.

2.	Due Diligence Review

The Company acknowledges and agrees that KBW’s obligation to perform the services contemplated by this agreement shall be subject to the satisfactory completion of such investigations and inquiries relating to the Company, and its directors, officers, agents and employees, as KBW and their counsel in their reasonable discretion my deem appropriate under the circumstances. The Company agrees it will make available to KBW all relevant information, whether or not publicly available, which KBW reasonably requests, and will permit KBW to discuss with the board of directors and management the operations and prospects of the Company. KBW will treat all material non-public information as confidential. The Company recognizes and confirms that KBW (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the information, and (c) will not conduct any independent verification or any appraisal or physical inspection of properties or assets. KBW will assume that all financial forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company’s management as to the expected future financial performance of the Company.

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

April 5, 2013

3.	Regulatory Filings

If the Company proceeds with the Offerings, the Company will cause appropriate Offering documents to be filed with all regulatory agencies including the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), and the appropriate federal and/or state bank regulatory agencies. In addition, the Company and KBW agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offerings, and that the Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Offerings including KBW’s participation therein and shall furnish KBW a copy thereof addressed to KBW or upon which counsel shall state KBW may rely.

4.	Fees

For the services hereunder, the Company shall pay the following fees to KBW at closing unless stated otherwise:

(a)	Management Fee: A Management Fee of $25,000 payable as follows: $12,500 upon the signing of this agreement and $12,500 upon the filing of the initial Registration Statement. Such fees shall be deemed to have been earned when due. Should the Offering be terminated for any reason not attributable to the action or inaction of KBW, KBW shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

(b)	Success Fee: A Success Fee of $160,000 shall be paid for KBW’s services in relation to the Subscription Offering and Direct Community Offering. The Management Fee described in 4(a) will be credited against the Success Fee paid pursuant to this paragraph.

(c)

Syndicated Community Offering: If any shares of the Company’s stock remain available after the Subscription Offering and Direct Community Offering, at the request of the Company, KBW will seek to form a syndicate of registered broker- dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement to be entered into between the Company and KBW. KBW will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Company and the Plan. KBW will be paid a fee not to exceed 6.0% of the aggregate purchase price of the shares of common stock sold in the Syndicated Community Offering. From this fee, KBW will pass onto selected broker-dealers, who assist in the Syndicated Community Offering, an amount

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

April 5, 2013

competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected with the assistance of a broker/dealer other than KBW shall be transmitted by KBW to such broker/dealer.

5.	Expenses

The Company will bear those expenses of the proposed Offering customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, “Blue Sky,” and FINRA filing and registration fees; the fees of the Company’s accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Offering; the fees set forth in Section 4; and fees for “Blue Sky” legal work. If KBW incurs expenses on behalf of Company, the Company will reimburse KBW for such expenses; provided, however, KBW agrees that it will not incur expenses on behalf of the Company without the Company’s prior written consent.

KBW shall be reimbursed for its reasonable, documented out-of-pocket expenses related to the Offering, including costs of travel, meals and lodging, photocopying, telephone, facsimile, couriers, etc., which will not exceed $20,000. In addition KBW will be reimbursed for reasonable documented fees and expenses of its counsel not to exceed $75,000. These expenses assume no unusual circumstances or delays, or are-solicitation in connection with the Offerings. KBW and the Company acknowledge that such expense cap may be increased by mutual consent, including in the event of a material delay in the Offering which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering document. In the event of this occurrence, the fees for out-of-pocket expenses will not exceed $15,000 and the legal fees will not exceed $120,000. The provisions of this paragraph are not intended to apply to or in any way impair or limit the indemnification provisions contained herein.

6.	Limitations

The Company acknowledges that all opinions and advice (written or oral) given by KBW to the Company in connection with KBW’s engagement are intended solely for the benefit and use of the Company for the purposes of its evaluation of the proposed Offerings. Unless otherwise expressly stated in an opinion letter issued by KBW or otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of KBW or any statements or conduct by KBW. The Company agrees that no such opinion or advice shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, without the prior written consent of KBW.

The Company acknowledges and agrees that KBW has been retained to act solely as financial advisor to the Company and not as an advisor to or agent of any other person, and the

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

April 5, 2013

Company’s engagement of KBW is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against KBW or its affiliates, or their respective directors, officers, employees or agents. In such capacity, KBW shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that KBW’s responsibility to the Company is solely contractual in nature and KBW does not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

7.	Benefit

This letter agreement shall inure to the benefit of the parties hereto and their respective successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors; provided, however, that this letter agreement shall not be assignable by KBW.

8.	Confidentiality

KBW acknowledges that the information provided to it by the Company may contain confidential and proprietary business information concerning the Company. KBW agrees that, except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information); provided, however, that KBW may disclose such Confidential Information to its agents and advisors who are assisting or advising KBW in performing its services hereunder and who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by KBW, (b) was available to KBW on a non-confidential basis prior to its disclosure to KBW by the Company, or (c) becomes available to KBW on a non-confidential basis from a person other than the Company who is not otherwise known to KBW to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

The Company hereby acknowledges and agrees that the presentation materials and financial models used by KBW in performing its services hereunder have been developed by and are proprietary to KBW. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of KBW.

9.	Indemnification

As KBW will be acting on behalf of the Company in connection with the Offerings, the Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees and agents of KBW and its affiliates and each other person, if any,

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

April 5, 2013

controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise related to or arising out of the Offerings or the engagement of KBW pursuant to, or the performance by KBW of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by KBW expressly for use therein or (b) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or bad faith of KBW.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to KB W of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement.

10.	Definitive Agreement

This letter agreement reflects KBW’s present intention of proceeding to work with the Company on its proposed Offerings. No legal and binding obligation is created on the part of the Company or KBW with respect to the subject matter hereof, except as to (i) the agreement to

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

April 5, 2013

maintain the confidentiality of Confidential Information set forth in Section 8, (ii) the payment of certain fees as set forth in Section 4, (iii) the payment of expenses as set forth in Section 5, (iv) the limitations set forth in Section 6, (v) the indemnification and contribution provisions set forth in Section 9 and (iv) those terms set forth in a mutually agreed upon Agency Agreement between KBW and the Company to be executed prior to commencement of the Offerings, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this letter agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect.

KBW’s execution of such Agency Agreement shall also be subject to (a) KBW’s satisfaction with Due Diligence Review, (b) preparation of offering materials that are satisfactory to KBW, (c) compliance by the Company with all relevant legal and regulatory requirements to the reasonable satisfaction of KBW and its counsel, (d) agreement that the price established by the independent appraiser is reasonable, and (e) market conditions at the time of the proposed Offering.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

Delanco Mutual Holding Company

Delanco Bancorp, Inc.

Delanco Federal Savings Bank

April 5, 2013

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:

Robin P. Suskind
Managing Director

DELANCO MUTUAL HOLDING COMPANY
DELANCO BANCORP, INC.
DELANCO FEDERAL SAVINGS BANK

By:	Date:	5/31/13

James E. Igo
Chairman, President & Chief Executive Officer